Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Everside Health Group, Inc.

We consent to the use of our report dated May 14, 2021, with respect to the consolidated balance sheets of Everside Health Group, Inc. as of December 31, 2020 and 2019 and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the years in the two-year period ended December 31, 2020 and the related notes, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

July 16, 2021